Fuqi International Announces Appointment of New Director and
Formation of Special Internal Investigation Committee

SHENZHEN, China, October 29, 2010 -- FUQI International, Inc. (Nasdaq: FUQI, “Fuqi” or the “Company”) today announced the appointment of Kim K.T. Pan as an independent member to the Board of Directors of the Company and the formation of a Special Internal Investigation Committee of the Board of Directors.  Mr. Pan was also appointed to serve on the Governance and Nominating Committee.

Mr. Pan has served as the President and as a member of the Board of Directors of Continental Carbon Company, a developer, manufacturer and marketer of carbon-related products, since 1999.  Prior to that,  he served as its Executive Vice President and Chief Financial Officer beginning in 1998 and as its Vice President, Chief Financial Officer of Continental Carbon from 1995 to 1997.  Mr. Pan has also served as a member of the Board of Directors of Continental Carbon India Ltd. since 2000, serving as its Chairman of the Board since 2005.  Mr. Pan holds a B.S. in Electrical Engineering from the University of Texas, Austin, an M.S. in Electrical Engineering from the University of Wisconsin, Madison and an MBA in Finance from the Wharton School at the University of Pennsylvania.  He has extensive experience as an officer and director of U.S. companies and is fluent in English and Mandarin Chinese.

 Mr. Yu Kwai Chong, Chairman of FUQI commented, “Kim is a successful executive with a wealth of business experience and knowledge.  We welcome him as an additional independent member to our Board and look forward to his contributions in the coming years.”

The Board of Directors of the Company has formed a Special Internal Investigation Committee as a result of a stockholder demand letter and appointed Lily Chen and Kim Pan as the committee members. The Special Committee will investigate allegations contained in the demand letter regarding potential breaches of fiduciary duties by the Company’s directors and certain officers related to the Company’s restatement of its 2009 financial statements.   The Special Committee will evaluate whether any of the claims in the demand letter are meritorious and whether it is in the best interest of the Company to pursue them.  The Committee is authorized to retain experts and advisers in connection with its investigation.

About FUQI International

Based in Shenzhen, China, FUQI International, Inc. is a leading designer, producer and seller of high quality precious metal jewelry in China. Fuqi develops, promotes, manufactures and sells a broad range of products consisting of unique styles and designs made from gold and other precious metals such as platinum and Karat gold. For more information, please visit http://www.fuqi.com.cn.

For more information, please contact:

Ms. Charlene Hua
EVP of Finance, Capital Market & Corporate Development
Phone: +852-9468-2497 (Hong Kong)
IR Email: IR@FuqiIntl.com

Bill Zima
ICR Inc. (US)
Phone: +1-203-682-8233